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                                                                    EXHIBIT 3.4


                              ARTICLES OF AMENDMENT

                                       TO
                            ARTICLES OF INCORPORATION
                                       FOR
                              STAN LEE MEDIA, INC.


        STAN LEE MEDIA, INC., a Colorado corporation (the "Corporation"), pursuant to the provisions of Section 7-106-102 of the Business Corporation Act of the State of Colorado, does hereby amend its Articles of Incorporation ("Articles of Incorporation"), and for that purpose, submits the following statements:

A. The name of the corporation is STAN LEE MEDIA, INC.

B. The Articles of Incorporation are hereby amended to add a new paragraph E to Article THIRD of the Articles of Incorporation to fix the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 4,000 shares of preferred stock, no par value, to be designated "Series B 4% Cumulative Convertible Preferred Stock", which such new paragraph E shall read in its entirety as follows:

        1. DESIGNATION AND ISSUANCE. The Corporation designates 4,000 shares (the "Preferred Shares") of preferred stock as "Series B 4% Cumulative Convertible Preferred Stock" (the "Preferred Stock"), which shares shall have the preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth below. Each of such Preferred Shares shall rank equally in all respects. The Preferred Shares shall be issued by the Corporation pursuant to a Preferred Stock Investment Agreement, dated on or about the date hereof ("Investment Agreement") between the Corporation and the initial subscriber or subscribers for the Preferred Shares thereunder (collectively, the "Subscriber"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Investment Agreement.


        2. DIVIDENDS.

           (a) Cumulative. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of four percent (4%) of the Liquidation Preference (as defined below) of each Preferred Share, per annum accruing daily and compounded quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the


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Stan Lee Media, Inc.                                                    Page 2


outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or any shares of any other capital stock, or repurchase any shares of Common Stock or capital stock, without having received the written consent of two-thirds in interest of the holders of Preferred Shares, except as otherwise provided herein or in the Investment Agreement or Registration Rights Agreement (as defined below).

           (b) PIK Payment or Cash Payment. Any dividend payable on the outstanding Preferred Shares shall be paid by adding the amount thereof to the Liquidation Preference (as defined below) of such Preferred Shares. Upon the payment of dividends as required by the immediately preceding sentence, such dividends will be deemed paid in full. Notwithstanding the foregoing, the Corporation may pay dividends in cash if on twenty (20) Trading Days' (as defined below) prior written notice (which such notice may not be revoked during such 20-Trading Day period), it informs the holders of the Preferred Shares of its election to pay cash dividends. Following notice of payment of cash dividends by the Corporation, all dividends on the Preferred Shares shall be paid in cash, until such time as the Corporation provides twenty (20) Trading Days' written notice (which such notice may not be revoked during such 20-Trading Day period) to the holders of Preferred Shares of its election to pay dividends in-kind.


        3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of $1,000 per share plus (i) dividends added to the Liquidation Preference in accordance with Section 2(b) above; (ii) all accrued but unpaid dividends; and (iii) all "Monthly Delay Payments" payable under the Registration Rights Agreement (the "Liquidation Preference"). The foregoing shall not affect any rights which holders of Preferred Shares may have with respect to any requirement that the Corporation repurchase the Preferred Shares or for any right to monetary damages.

        4. [INTENTIONALLY OMITTED].

        5. CONVERSION. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, no par value, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "Conversion Amount"), by (ii) the applicable Conversion Price determined as hereinafter provided in effect on the Conversion Date (subject to the limitations set forth in this Section 5). Immediately following such conversion,


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Stan Lee Media, Inc.                                                    Page 3



the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

           (a) Mechanics of Conversion. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) no later than the Conversion Date stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) Trading Day (as defined below) thereafter, the holder shall deliver (which also may be delivered by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, within three (3) Trading Days of receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice ("T+3"). If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.



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Stan Lee Media, Inc.                                                    Page 4


               The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate, the Investment Agreement, the Registration Rights Agreement, the Warrants (as defined in the Investment Agreement) or otherwise.

           (b) Determination of Conversion Price and Certain Conversion Restrictions.

               (i) Definitions.

                "Closing Date" shall have the meaning ascribed thereto in the Investment Agreement.

                "Conversion Price" shall mean either the Fixed Price or the Variable Price, as applicable, at which Preferred Shares are converted hereunder as of a certain date.

                "Effective Date" shall mean the date on which the Registration Statement is declared effective by the SEC (as such terms are defined in the Registration Rights Agreement).

                "Fixed Price" shall mean 101% of the Market Price on the Closing Date (as may be adjusted for any stock splits, stock dividends, combinations and certain stock issuances and other circumstances as provided in Section 5(c) below).

                "Floor Price" shall mean $11.00 (as may be adjusted for any stock splits, stock dividends, combinations and certain stock issuances and other circumstances as provided in Section 5(c) below).

                "Market Price" shall mean the lowest closing bid price of the Common Stock recorded on the Principal Market for the five (5) Trading Days immediately preceding the date as of which the Market Price is being determined (such 5-day period hereinafter referred to as the "Purchase Price Period").

                "Principal Market" shall mean the Nasdaq Small-Cap Market or such other market or exchange on which the Common Stock is then principally traded.

                "Set Price Date" shall mean the date which is eighteen (18) months following the Effective Date, provided that such date shall be extended by 1.5 days for each day that there is no Effective Registration after the 90th day (120th day in the event of full SEC review of the Registration Statement) following the Closing Date.

                "Trading Day" shall mean a day on which there is trading on the Principal Market.

                "Variable Price" shall mean 83% of the Market Price, provided, however, that if for the thirty (30) consecutive Trading Day period immediately preceding the first


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Stan Lee Media, Inc.                                                    Page 5


        day of any calendar month the actual average daily trading volume of shares of Common Stock traded publicly on the Principal Market exceeds 40,000 shares (excluding block trades equal to or greater than 10,000 shares) ("Trading Minimum"), then such 83% figure shall be increased, for the duration of such calendar month only, by two percentage points (2%) for each full 10,000 shares by which such actual average daily trading volume exceeds the Trading Minimum, and provided, further, that notwithstanding the previous proviso, in no event shall such 83% figure be increased above 89%.

                (ii) Determination of Conversion Price. The Conversion Price applicable with respect to the Preferred Shares shall be as follows:

                        (A) Beginning on the Closing Date and up until but not
                including the Set Price Date, the Conversion Price shall be the lesser of the Fixed Price or the Variable Price; and

                        (B) Beginning on the Set Price Date and at all times
                thereafter, the Conversion Price shall be the Conversion Price determined as of the Set Price Date (as may be adjusted for any stock splits, stock dividends, combinations and certain stock issuances and other circumstances as provided in Section 5(c) below, the "Set Price"); provided, however, that in the event that the conditions contained in clauses (A) through (D) of
                Section 5(i)(4) below are not satisfied or existing at any time on or after the Set Price Date, the Conversion Price shall be the lesser of the Fixed Price or the Variable Price.

                (iii) Conversion Restriction. Subject to the provisions of this paragraph (iii), in the event that any Preferred Shares may be converted hereunder at a Conversion Price which is less than the Fixed Price, the Corporation may limit the number of Preferred Shares each of Elliott and Westgate may convert in the future to 200 Preferred Shares each for each calendar month (or a pro rata portion thereof for any transferees of Preferred Shares from such Subscriber) (the "Restriction Amount"), by delivering a written notice ("Restriction Notice") to all holders of Preferred Shares stating that such restriction is in effect, provided that notwithstanding the Conversion Price determination set forth in subsection (ii) above, any holder shall have the right to convert at the Fixed Price any amount of Preferred Shares held by such holder without regard to the Restriction Amount contained herein. Notwithstanding anything contained herein, the restriction contained in this paragraph shall not apply (a) for any month if the closing sale price of the Common Stock (as reported on the Principal Market) on any Trading Day occurring in such month is 120% greater than the applicable Conversion Price on such day, (b) for any conversions occurring after any announcement, as pending or planned, of a transaction or event referred to in Section 5(m) below until such time as such transaction or event is abandoned or no longer expected to occur, (c) for any conversions occurring after any of the conditions contained in clauses (A) through
        (D) of Section 5(i)(4) below are not satisfied or existing, (d) for any conversions occurring after the Fixed Price again becomes the applicable


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Stan Lee Media, Inc.                                                    Page 6


        Conversion Price (provided that this paragraph shall again apply if the applicable Conversion Price is the Variable Price), or (e) at any time at which any of the Corporation's Series A Six Percent (6%) Convertible Notes are outstanding or any of the Corporation's securities which were or are issued in an MFN Transaction or Variable Rate Transaction (as such terms are defined in the Investment Agreement), or any other transaction in which shares of Common Stock have been or may be issued at (i) a 20% or greater effective discount to market to a Strategic Investor or (ii) a 5% or greater effective discount to market to any other investor, are outstanding. Notwithstanding anything contained herein or any previous conversions of Preferred Shares, in the event the Company at any time or from time to time delivers a Forced Redemption Notice pursuant to Section 5(i)(3) below, each holder of Preferred Shares may in the aggregate convert at least up to the number of shares subject to redemption specified in the Forced Redemption Notice at any time and from time to time from delivery of such notice until such holder's receipt of the Forced Redemption Price for such Preferred Shares being redeemed, if any remaining. Any holder of Preferred Shares, by written notice to the Corporation, may reduce the Restriction Amount applicable to it for any month or months and apply the amount of such reduction to another holder or holders of Preferred Shares for such month(s) such that such other holder's or holders' Restriction Amount for such month(s) shall be increased by the amount so applied.

                (iv) Cash Conversion Option. Subject to the provisions of this paragraph (iv), in the event that on any Trading Day the applicable Conversion Price on such day is less than the Floor Price, the Corporation may honor future conversions of Preferred Shares by redeeming some or all of such Preferred Shares submitted for conversion in cash at the Cash Redemption Price (as defined below) by delivering a written notice ("Cash Conversion Notice") to all holders of Preferred Shares stating the Corporation's election to honor future conversions by redemption pursuant to the terms of this Section 5(b)(iv) and specifying the percentage of such Preferred Shares submitted for conversion which will be redeemed upon each conversion; provided, however, that (a) such Cash Conversion Notice may only be delivered within five (5) Trading Days following a Trading Day on which the applicable Conversion Price is less than the Floor Price, and (b) such election shall take effect exactly five (5) Trading Days after receipt of the Cash Conversion Notice and shall continue thereafter until five (5) Trading Days after the Corporation delivers a written notice ("Withdrawal Notice") to all holders of Preferred Shares stating that the Corporation will no longer honor conversion of Preferred Shares through cash redemption in whole or in part, as the case may be (such period of cash redemptions being hereinafter referred to as the "Cash Redemption Period"). Upon any conversion of Preferred Shares during the Cash Redemption Period, the Corporation shall (i) redeem the portion of Preferred Shares submitted for conversion subject to redemption (as specified in the Cash Conversion Notice) by paying the holder thereof the Cash Redemption Price within two (2) Trading Days following the date which would have been the Conversion Date pursuant to the applicable Conversion Notice and (ii) convert the remaining portion of the Preferred Shares submitted for




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Stan Lee Media, Inc.                                                    Page 7



        conversion into Common Shares on the Conversion Date pursuant to the provisions of Section 5(a) above. In the event that any such holder does not receive such Cash Redemption Price within such two (2) Trading Days, then the amount so due shall accrue interest daily at a rate of 20% per annum. In addition to and not in lieu of such interest accrual, if such holder does not receive such Cash Redemption Price within five (5) Trading Days following such Conversion Date, then such holder shall have the right at any time thereafter, at the holder's option, to either (1) sell to the Corporation any or all of its Preferred Shares then held by such holder at the Mandatory Repurchase Price (as defined in the Registration Rights Agreement), or (2) force the Corporation to convert the Preferred Shares submitted for conversion into Common Shares pursuant to the provisions of Section 5(a) above. If at any time during the Cash Redemption Period, the Conversion Price in effect (or which would be in effect but for this paragraph) exceeds the Floor Price, any holder may, at the option of such holder, terminate the Cash Redemption Period, with respect to such holder only, upon five (5) Trading Days' written notice to the Corporation, and the Corporation shall again be obligated to convert the Preferred Shares submitted for conversion by such holder into Common Shares pursuant to the provisions of Section 5(a) above at any time after such fifth (5th) Trading Day. For clarification purposes, any Preferred Shares submitted for conversion during the five (5) Trading Day period immediately following delivery of a Cash Conversion Notice shall be converted into Common Shares as provided in Section 5(a) hereof, and any Preferred Shares submitted for conversion during the five (5) Trading Day period immediately following delivery of a Withdrawal Notice shall be redeemed for cash as and to the extent provided in this paragraph. The "Cash Redemption Price" shall mean the amount equal to (x) the value of one share of Common Stock (based on the closing price of the Common Stock on the Principal Market on the date which would have been the Conversion Date had the conversion occurred in the normal course pursuant to Section 5(a) hereof), times
        (y) the number of shares of Common Stock that the holder would have received had the conversion occurred in the normal course pursuant to
        Section 5(a) hereof but are being redeemed instead.

           (c) Stock Splits; Dividends; Adjustments.

                (i) If the Corporation or any subsidiary of the Corporation, at any time while the Preferred Shares are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock,
        (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders


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Stan Lee Media, Inc.                                                    Page 8



        entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                As used herein, the Affected Conversion Prices (each an "Affected Conversion Price") shall refer to: (i) the Fixed Price; (ii) the Floor Price; (iii) the Set Price; and (iv) each reported closing bid price for the Common Stock on the Principal Market occurring on any Trading Day included in the Purchase Price Period, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 5(c)(i).

                (ii) In the event that the Corporation or any subsidiary of the Corporation issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock (other than Preferred Shares), or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (other than shares or options issued or which may be issued pursuant to (i) the Corporation's current or future employee or director stock option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Investment Agreement and listed in the Corporation's most recent periodic report filed under the Securities Exchange Act of 1934, as amended, or (ii) arrangements with all the holders of Preferred Shares) at an effective purchase price per share which is less than the greater of (1) the closing sale price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("Fair Market Price") or (2) the Fixed Price (or the Set Price if the Set Price is the applicable Conversion Price at such time), then in each such case, the Fixed Price (or the Set Price if the Set Price is the applicable Conversion Price at such time) and the Floor Price in effect immediately prior to such issue or sale or record date, as applicable, shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Price, Set Price or Floor Price (as applicable) then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock and Convertible Securities (as defined below) outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fixed Price, Set Price or Fair Market Price, as the case may be; and (y) the denominator of which shall be the number of shares of Common Stock and Convertible Securities (as defined below) of the Corporation outstanding immediately after such issue or sale.

                For purposes of the preceding paragraph, in the event that the effective purchase price is less than both the Fair Market Price and the Fixed Price (or the Set Price if the Set Price is the applicable Conversion Price at such time), then the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.



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Stan Lee Media, Inc.                                                    Page 9


                For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, and the aggregate consideration received by the Corporation for the issuance or sale of such Convertible Securities shall be deemed to include any consideration that would be received by the Corporation in connection with the exercise, exchange or conversion of such Convertible Securities, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

                (iii) If the Corporation or any subsidiary of the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) or 5(c)(ii) above), then concurrently with such distributions to holders of Common Stock, the Corporation shall distribute to holders of the Preferred Shares the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the record date for such distribution.

                (iv) Whenever the Conversion Price is adjusted pursuant to
        Section 5(c)(i), (ii) or (iii), the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                (v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

                (vi) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

                (vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall facsimile and mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall facsimile and mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(c)(i), (ii), or (iii).



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Stan Lee Media, Inc.                                                    Page 10



           (d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

           (e) Issue Taxes. The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof are issued in a name other than such holder's name.

           (f) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to 200% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Conversion Price (regardless of any limitations or restrictions set forth herein). The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

           (g) Fractional Shares. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

           (h) Reorganization, Merger or Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be

Stan Lee Media, Inc.                                                    Page 11



convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c) above and such Section shall also apply to such distribution.

           (i) Automatic Conversion, Forced Conversion and Forced Redemption.

                (1) Automatic Conversion. Subject to Subsections 5(i)(4) and 5(i)(5) below, on the third (3rd) anniversary of the Closing Date (the "Automatic Conversion Date"), all the Preferred Shares shall be automatically converted into Common Shares as of the Automatic Conversion Date at the Conversion Price in effect on such date; provided, however, that such Automatic Conversion Date shall be deferred, at the sole option of a holder of Preferred Shares, for up to such number of days as is equal to 1.5 times the number of days (A) there is a lack of Effective Registration (as defined in the Investment Agreement) after the 90th day (120th day in the event of full SEC review of the Registration Statement) following the Closing Date; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares and exercise of all outstanding Warrants,
        (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares or exercise of outstanding Warrants, or (D) for any other reason there is a suspension, restriction or limitation in the ability of holders of Preferred Shares to sell Common Shares received upon conversion of Preferred Shares or exercise of the Warrants pursuant to the prospectus included in the Registration Statement (as defined in the Registration Rights Agreement).

                (2) Forced Conversion. Subject to Subsections 5(i)(4) and 5(i)(5) below, in the event that (A) the Market Price equals or exceeds 182% times the closing sale price of the Common Stock (as reported by Nasdaq) on the Trading Day next preceding the Closing Date ("Closing Price") for any ten (10) consecutive Trading Days after the Effective Date of the Registration Statement, and (B) the actual average daily trading volume for such 10-Trading Day period (as reported by Nasdaq excluding block trades) exceeds the Trading Minimum, the Corporation shall have the right to compel holders of Preferred Shares (on a pro rata basis) to convert all or a portion of their Preferred Shares at the Conversion Price in effect on the conversion date selected by the Corporation; provided, however, that (1) the Corporation shall provide at least thirty (30) Trading Days prior written notice to all holders of Preferred Shares of its election hereunder, specifying the conversion date ("Forced Conversion Date") and the number of Preferred Shares to be converted, (2) there shall be Effective Registration at the time of such election notice and all times thereafter through and including the Forced Conversion Date, and (3) holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Corporation's election notice under this Section 5(i)(2). Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

Stan Lee Media, Inc.                                                    Page 12



                (3) Forced Redemption. Subject to Subsection 5(i)(4) below, after the Effective Date of the Registration Statement, the Corporation shall have the right to redeem all or a portion of the outstanding Preferred Shares (on a pro rata basis) at a redemption price ("Forced Redemption Price") equal to the greater of (A) 135% of the Liquidation Preference of the Preferred Shares being redeemed or (B) the Liquidation Preference for the Preferred Shares being redeemed divided by the then applicable Conversion Price multiplied by the closing sale price of the Common Stock (as reported by Nasdaq) on the Trading Day next preceding the Forced Redemption Date (as defined below); provided, however, that
        (1) the Corporation shall provide at least thirty (30) Trading Days prior written notice ("Forced Redemption Notice") to all holders of its election hereunder, specifying the redemption date ("Forced Redemption Date") and the number of shares to be redeemed, (2) there shall be Effective Registration at all times at least thirty (30) Trading Days prior to such election notice and all times thereafter through and including the Forced Redemption Date, and (3) holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Corporation's redemption election notice under this
        Section 5(i)(3) up until the Forced Redemption Date. If any holder does not receive the Forced Redemption Price on the Forced Redemption Date, then such holder shall have the right at any time and from time to time thereafter, at the holder's option, to either (1) sell to the Corporation any or all of its Preferred Shares then held by such holder at the Forced Redemption Price plus accrued interest thereon from the Forced Redemption Date until such holder's receipt of the Forced Redemption Price at a rate of 20% per annum, or (2) force the Corporation to convert any or all of the Preferred Shares held by such holder into Common Shares pursuant to the provisions of Section 5(a) above.

                (4) Notwithstanding the preceding subsections (1), (2) and (3), no holder of Preferred Shares shall be obligated to convert or redeem any Preferred Shares held by such holder on the applicable Automatic Conversion Date, Forced Conversion Date or Forced Redemption Date, as the case may be, unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such automatic conversion, forced conversion or forced redemption (waivable by any holder with respect to such holder's Preferred Shares):

                        (A) no material default or breach exists which has not
                been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Investment Agreement, the Registration Rights Agreement, or these Articles of Amendment, which has not been cured;

                        (B) none of the events described in clauses (i) through
                (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                        (C) the Registration Statement pursuant to the
                Registration Rights Agreement is effective and holders have received unlegended certificates representing Common Shares with

Stan Lee Media, Inc.                                                    Page 13


                respect to all conversions for which Conversion Notices have been given; and

                        (D) the Corporation and its subsidiaries on a
                consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs.

                (5) Notwithstanding anything contained in subsections (1) or (2) above, no holder's Preferred Shares shall be subject to automatic conversion or forced conversion to the extent such conversion would result in the holder of Preferred Shares exceeding the limitation contained in Section 5(j) below. In such event, the Preferred Shares of such holder would be converted in such amount until such limitation is reached.

           (j) Limitations on Holder's Right to Convert.

                (A) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Preferred Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "AFFILIATES" (as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act")) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) below.

                (B) The holder covenants at all times on each day (each such day being referred to as a "Covenant Day") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "Covenant Period") such holder will not acquire shares of Common Stock pursuant to any right (including conversion of Preferred Shares) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

Stan Lee Media, Inc.                                                    Page 14


                        (x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period, minus

                        (y) the number of shares of Common Stock actually owned by such holder and its Aggregation Parties at the commencement of the Covenant Period.

        A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The holder agrees to comply with each such covenant. This Section 5(j)(B) controls in the case of any conflict with any other provision of the Investment Agreement or any agreement entered into in connection therewith.

        The Corporation's obligation to issue Common Shares which would exceed such limits referred to in this Section 5(j) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

           (k) Certificate for Conversion Price Adjustment. The Corporation shall promptly furnish or cause to be furnished to each holder of Preferred Shares a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5.

           (l) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of these Articles of Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of these Articles of Amendment and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

           (m) Mandatory Repurchase. Each holder shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase, at a price per Preferred Share equal to 120% of the Liquidation Preference then in effect if any of the following events involving the Corporation shall have occurred:

                (i) A Change in Control Transaction (as defined below);

                (ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act; or

                (iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Corporation's Common Stock.

                 A "Change in Control Transaction" will be deemed to exist if
(i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other

Stan Lee Media, Inc.                                                    Page 15


entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power,
(iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis.


        6. VOTING RIGHTS. In addition to all other requirements imposed by Colorado law, and all other voting rights granted under the Corporation's Articles of Incorporation, the affirmative vote of a majority of the Corporation's outstanding Preferred Shares and of the Subscriber (provided the Subscriber collectively owns at least 25% of the outstanding Preferred Shares) shall be necessary for (i) any amendment, modification or repeal of these Articles of Amendment (whether by merger, consolidation or otherwise) or for any merger, reclassification, consolidation or reorganization or a sale, lease or transfer of all or substantially all of the assets of the Corporation, or (ii) any amendment to the Articles of Incorporation or by-laws of the Corporation (whether by merger, consolidation or otherwise) that may amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Preferred Shares, provided, however, that (a) holders of Preferred Shares (other than the Subscriber under the Investment Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote, and (b) no vote shall be required in connection with a merger, the sole purpose of which is to effect a change of the Corporation's state of incorporation and/or increase the number of members of the Board of Directors of the Corporation, so long as such merger or change does not in any way amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Preferred Shares.

        7. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

        8. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. In the event that any

Stan Lee Media, Inc.                                                    Page 16



holder of Preferred Shares notifies the Corporation that its certificate(s) therefor have been lost, stolen or destroyed, the Corporation shall promptly and without charge deliver replacement certificate(s) to such holder, provided that such holder executes and delivers to the Corporation an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

        9. ATTORNEYS' FEES. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

        10. NO REISSUANCE. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

        11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Preferred Shares set forth in these Articles of Amendment (as these Articles of Amendment may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in these Articles of Amendment, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

        12. LIMITATIONS. Except as may otherwise be required by law and as are set forth in the Investment Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Articles of Amendment (as may be amended from time to time) or otherwise in the Articles of Incorporation of the Corporation.


                          [Continued on Following Page]

C. The date of adoption of these Articles of Amendment is August 1, 2000.

D. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation without shareholder action, and shareholder action was not required pursuant to authority expressly vested in the Board of Directors of the Corporation by paragraph B of Article THIRD of the Articles of Incorporation of the Corporation.

Signed on August 1, 2000

                                              STAN LEE MEDIA, INC.


                                              By:
                                                 ------------------------------
                                              Name:
                                              Title:  President



                                              By:
                                                 ------------------------------
                                              Name:
                                              Title:

                                    EXHIBIT A

                            (To be Executed by Holder
                      in order to Convert Preferred Shares)

                                CONVERSION NOTICE
                                       FOR
               SERIES B 4% CUMULATIVE CONVERTIBLE PREFERRED STOCK



The undersigned, as a holder ("Holder") of shares of Series B 4% Cumulative Convertible Preferred Stock ("Preferred Shares") of Stan Lee Media, Inc. (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Articles of Amendment for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Articles of Amendment.


Conversion Date:  __________________________

Conversion Information: NAME OF HOLDER:

                        By:_________________________________
                        Print Name:_________________________
                        Print Title:________________________


                        Print Address of Holder:

                        _______________________________________________________
                        _______________________________________________________

                        Issue Common Stock to:_________________________________
                        at:____________________________________________________
                        _______________________________________________________



If Common Shares are to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:





THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.


                           PAGE 1 OF CONVERSION NOTICE

PAGE 2 TO CONVERSION NOTICE DATED ______________________ FOR: _________________
                                    (CONVERSION DATE)         (NAME OF HOLDER)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted:        _____________ shares

  Number of Preferred Shares converted x Liquidation Preference                    $


TOTAL DOLLAR AMOUNT CONVERTED                                                      $
                                                                                   ==========

CONVERSION PRICE                                                                   $

                            Total dollar amount converted
Number of Common Shares  =  -----------------------------    =    __________
                                Conversion Price


        NUMBER OF COMMON SHARES =

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________





                                       19